Power of the Dream Ventures announces equity commitment of up to $5,000,000

BUDAPEST, Hungary, October 9, 2008 – Power of the Dream Ventures, Inc. (OTC BB: PWRV), Hungary's premier technology acquisition and development company, today announced that it has finalized a financing commitment of up to $5,000,000 from YA Global Investments, L.P. The terms of the financing allow the Company to sell up to $5,000,000 in tranches of equity, based upon a specified discount to the market price of the Company shares, calculated over the five trading days following notice of an election to sell shares.

This financing commitment provides the Company with the capital necessary to continue the development of the Company’s current technology portfolio and to acquire additional technologies.

“This commitment allows us to finish executing our business plan and bring to market a number of significant technologies we have been incubating. I believe this coming year will bring significant progress for us, including the launch of our iGlue software and RiverPower technologies, among others,” commented Viktor Rozsnyay, CEO of the Company. “This commitment shows trust in the company and our business model. Now it’s our turn to fully execute and provide return to our investors from technology commercialization revenues,” Mr. Rozsnyay added.

In connection with the financing commitment, YA Global also acquired a warrant to purchase up to an additional 4,027,386 shares of common stock.

About Power of the Dream Ventures

Power of the Dream Ventures, Inc. is a leading technology holding company. We identify and harness the unique technological prowess of Hungary’s high-tech industry, turning promising ideas and ready to market products/technologies into global industry leaders. We focus on developing, acquiring, licensing, and co-developing technologies that originate exclusively in Hungary that are in prototype stage based on existing patents; in prototype stage prior to patenting; existing products that require expansion capital to commercialize; emerging science and high-technology research projects that require help in patenting, developing the product and marketing, University spin-off technologies, and ideas from the very early stage that represent "disruptive technologies." We primarily focus on providing enabling solutions in the fields of environmental technologies, power generation and storage, software products and services, biotechnology, medical devices and what we call ‘disruptive technologies.’ For more information please visit our website at Http://www.powerofthedream.com.

Contact:

Viktor Rozsnyay
President and CEO
Phone: +36-1-456-6061
Fax: +36-1-456-6062